Exhibit 4(f)
                Endorsement - Asset Rebalancing Program (EA135)



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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO


                                   ENDORSEMENT


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The following provision is added to this Contract, effective as of the date We receive written request to participate in the Asset Rebalancing Program.


ASSET REBALANCING PROGRAM          The Owner may instruct Us to automatically
                                   transfer Cash Values in the Subaccounts at the end of the selected period for purposes of maintaining a particular asset allocation percentage among the Subaccounts, subject to the following:

                                   1.   We must receive written election of this
                                        option on a form provided by Us;
                                   2.   Asset Rebalancing is only available
                                        during the Accumulation Period;
                                   3.   Values in the Fixed Account are not
                                        eligible for Asset Rebalancing;
                                   4.   The Annuity Value must meet Our minimum
                                        requirements to qualify for Asset
                                        Rebalancing.

                                   The Owner may elect for rebalancing to occur at the end of each contract quarter, semi-annually or annually. Following receipt of written request, the initial rebalancing will occur on the next such Anniversary, and will occur in accordance with the current Premium allocation.

                                   Asset Rebalancing is not available, and will terminate, if:

                                   1.   Dollar Cost Averaging is elected;
                                   2.   The Owner participates in any asset
                                        allocation service provided by a third
                                        party;
                                   3.   We receive a request to discontinue
                                        participation; or
                                   4.   A transfer is made to, or from, any
                                        Subaccount other than under a scheduled
                                        rebalancing.

EA135

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                                   Each reallocation which occurs under Asset
                                   Rebalancing will be counted towards the
                                   number of transfers allowed without charge.

                                   We reserve the right to limit re-entry into the Asset Rebalancing Program following termination to once per Contract Year.

We reserve the right to discontinue, modify or suspend the Asset Rebalancing Program at any time, following proper written notification to all contract holders.


Signed for Us at Our Office in Clearwater, Florida.


     /s/ WILLIAM H. GEIGER                       /s/ JOHN R. KENNEY
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          Secretary                                   President



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